Exhibit 6.66

ADDENDUM NO. 1

TO THE VERTALO SUBSCRIPTION AGREEMENT

This Addendum No. 1 (“Addendum”) is entered into as of March 1, 2026 (the “Addendum Effective Date”), by and between the parties to that certain Vertalo Subscription Agreement dated November 2, 2021 (the “Agreement”).

RECITALS

WHEREAS, the Parties entered into the Agreement, which includes Schedule A and its accompanying Exhibit A; and

WHEREAS, Exhibit A to Schedule A of the Agreement contains a section entitled “CUSTOMER FEES PAID TO VERTALO” (the “Original Fee Terms”); and

WHEREAS, the Parties desire to amend the Agreement by replacing the Original Fee Terms in their entirety with the revised fee terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Addendum shall have the meanings ascribed to them in the Agreement.

2. Superseding Amendment. Effective as of the Addendum Effective Date, the section of Exhibit A to Schedule A of the Agreement entitled “CUSTOMER FEES PAID TO VERTALO” is hereby deleted in its entirety and replaced with the revised terms set forth in Attachment 1 to this Addendum, which is attached hereto and incorporated herein by reference.

3. Conflict; Precedence. In the event of any conflict or inconsistency between the terms of this Addendum (including Attachment 1 hereto) and the terms of the Agreement, Schedule A, or Exhibit A thereto, the terms of this Addendum shall govern and control.

4. Full Force and Effect. Except as expressly modified by this Addendum, all other terms and conditions of the Agreement, including all schedules, exhibits, and appendices thereto, shall remain in full force and effect and are hereby ratified and confirmed.

5. Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

6. Authority. Each Party represents and warrants that the person executing this Addendum on its behalf has full power and authority to bind such Party.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first written above.

Vertalo, Inc.		My Racehorse

By:	/s/ Dave Hendricks	By:	/s/ Chris Ransom
Name:	Dave Hendricks	Name:	Chris Ransom
Title:	President and CEO	Title:	CFO
Date:	5/8/2026	Date:	5/8/2026

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ATTACHMENT 1 TO ADDENDUM NO. 1

CUSTOMER FEES PAID TO VERTALO

(Supersedes and replaces the section of the same title in Exhibit A to Schedule A in its entirety)

Item	Transition Period	Post-API
Signing Fee*	$10,000	n/a
Monthly Service Fee**	$1,500/month	$750/month
API Annual Maintenance Fee	$2,500/year	$2,500/year
Manual transfer fee	$15/transfer	$20/transfer for manual / offline / exception transfers
If API is not live by Sep 30, 2026	$25/transfer starting Oct 1, 2026	Continues until API is truly live
Included volume	Up to 50,000 investor positions	Up to 50,000 investor positions
Volume above 50,000	$500/month per additional 10,000 investor positions	$500/month per additional 10,000 investor positions

* Due May 7, 2026

**Paid monthly in advance

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